Exhibit 99.1

Consent of L.E.K. Consulting LLC

Reference is made to the report entitled “Visual Stock Content Global Market Size and Forecast” dated August 8, 2012, which L.E.K. Consulting LLC (“L.E.K.”) has prepared for Shutterstock Images LLC (the “Report”).

L.E.K. hereby consents to the inclusion of references to its name and references to, and information derived from, the Report in the Registration Statement on Form S-1 of Shutterstock, Inc. (the “Registration Statement”) dated September 27, 2012 filed with the United States Securities and Exchange Commission (the “SEC”), and any subsequent amendments to the Registration Statement filed with the SEC, provided that any modifications to the use of L.E.K.’s name or the statements attributed to L.E.K. in such Registration Statement or in any subsequent amendments shall be subject to the prior consent of L.E.K.

Dated this 27th day of September, 2012.

L.E.K. Consulting LLC

By:	/s/ Shuba Satyaprasad
Name: Shuba Satyaprasad
Title: General Counsel